Exhibit 99.1

Prothena Announces Addition of Seasoned Executive to Board of Directors

DUBLIN, Ireland - June 29, 2015 - Prothena Corporation plc (NASDAQ:PRTA), a late-stage clinical biotechnology company focused on the discovery, development and commercialization of novel protein immunotherapy programs, today announced the appointment of Anders Härfstrand, MD, PhD, to its Board of Directors.

“Anders’ wealth of strategic expertise leading both entrepreneurial and large commercial organizations will serve as a valuable asset as we continue development of our pipeline of potential therapies, and in particular as we move NEOD001 towards commercialization,” said Lars Ekman, MD, PhD, Chairman of Prothena’s Board of Directors. “We welcome Anders to the Board and look forward to his guidance as we continue to advance three clinical-stage programs toward commercialization, to bring new disease-modifying therapeutics to transform patients’ lives.”

Anders Härfstrand, MD, PhD

Dr. Härfstrand was most recently the CEO of BBB Therapeutics BV, a Netherlands company focused on neuro-oncology and neuro-inflammatory products. Prior to his tenure at BBB Therapeutics, he served as President and CEO Europe of Makhteshim Agan Industries Ltd.; President and CEO of Humabs BioMed SA; and CEO of Nitec Pharma AG (now Horizon Pharma), where he guided one product to approval in Europe, successfully merged a company and was instrumental in driving a multimillion dollar out-licensing relationship for multiple products. Previously, Dr. Härfstrand served in roles of increasing responsibility at major pharmaceutical companies in the U.S., Europe and Japan, including Serono, Pfizer and Pharmacia. Dr. Härfstrand has also served in non-executive roles on a number of Supervisory Boards in Europe. During his career, Dr. Härfstrand has had responsibility for the development and commercialization of pharmaceutical brands in numerous global markets. Dr. Härfstrand graduated with a MD degree from Karolinska Institute, in Stockholm, Sweden, in 1983, and earned a PhD in neuropharmacology endocrinology from Karolinska Institute in 1987.

About Prothena

Prothena Corporation plc is a late-stage clinical biotechnology company focused on the discovery, development and commercialization of novel protein immunotherapy programs for the potential treatment of diseases that involve amyloid or cell adhesion. The company is developing antibody-based product candidates that target a number of potential indications including AL amyloidosis (NEOD001), Parkinson's disease and other related synucleinopathies (PRX002), and psoriasis and other inflammatory diseases (PRX003).

For more information, please visit the company's web site at www.prothena.com.

Contact
Investors:  Tran Nguyen, CFO
650-837-8535, IR@prothena.com
Media:  Angela Bitting
925-202-6211, angela.bitting@prothena.com